Filed Pursuant to Rule 424(b)(2)

Registration No. 333-141560

Registration No. 333-141560-09

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
8.875% Trust Preferred Securities	16,000,000	$25	$400,000,000	$15,720	(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	$13,755 previously paid. The additional $1,965 paid herewith relates to the 2,000,000 in Trust Preferred Securities being sold upon exercise in full by the underwriters of the overallotment option described in the April 29, 2008 Prospectus Supplement.